EXHIBIT 10.35

OCEANFIRST BANK

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August     , 2015 (the “Effective Date”), by and among OceanFirst Bank (the “Bank”), a federally chartered savings institution with its principal administrative office at 975 Hooper Avenue, Toms River, New Jersey 08753, OceanFirst Financial Corp., a corporation organized under the laws of the State of Delaware and the holding company for the Bank (the “Holding Company”), and [NAME OF EXECUTIVE] (“Executive”).

WHEREAS, Executive and the Bank wish to enter into an employment agreement to more clearly define their respective rights and responsibilities, and the Bank wishes to assure itself of the services of Executive on the terms set forth herein and Executive is willing to serve the Bank upon such terms.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

The Bank shall employ Executive, and Executive agrees to serve, as [TITLE]. Executive shall render administrative and management services to the Bank such as are customarily performed by persons situated in similar executive capacities to such positions. During said period, Executive also agrees to serve, if elected, as an officer and director of the Holding Company, or any direct or indirect subsidiary of the Holding Company.

2.	TERMS AND DUTIES.

(a) The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue through July 31, 2017. Effective as of August 1, 2016, and continuing each August 1 thereafter, the term of this Agreement shall be automatically extended by one year such that the remaining term on such date of extension is two (2) years, unless the disinterested members of the board of directors of the Bank (the “Board”) elects not to extend the term of this Agreement by giving written notice to Executive prior to such automatic extension. The Board shall review the Agreement and Executive’s performance annually for purposes of determining whether to give Executive such notice and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to Executive as soon as possible after such review.

(b) During the period of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, Executive’s employment with the Bank may be terminated by the Bank or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.	COMPENSATION AND REIMBURSEMENT.

(a) The Bank shall pay Executive as compensation a salary of $[SALARY] per year (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Holding Company or the Bank. Such Base Salary shall be payable in accordance with the payroll practices of the Holding Company and its subsidiaries applicable to all employees. The Bank’s Compensation Committee or the Board may increase Executive’s Base Salary and any increased Base Salary shall become “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive, at no premium cost to Executive, with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b) Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder; except to the extent such changes are made applicable to all Bank employees eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Executive shall be eligible to participate in the Holding Company’s annual incentive program under the OceanFirst Financial Corp. 2011 Cash Incentive Compensation Plan with targets tied to varying performance levels of the Holding Company, the Bank and Executive, all as determined by the Holding Company’s Compensation Committee. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, profit-sharing-plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank or the Holding Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraph (b) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive’s obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

(d) During the term of this Agreement, the Bank will purchase or lease for Executive a mutually agreed upon automobile for Executive’s business and ancillary personal use subject to the Bank’s vehicle policy. The Bank shall cover all repairs and operating expenses of such vehicle, including the cost of liability, comprehensive and collision insurance in such amounts as the Bank deems appropriate. Executive acknowledges that he may recognize taxable income in connection with this use of such vehicle and that these amounts will be reflected on Executive’s W-2 as required by law.

(e) Notwithstanding any other provisions of this Agreement, in addition to any clawback or forfeiture provisions required by law and applicable to the Bank or any of its subsidiaries, the compensation provided under this Agreement or under any incentive compensation plan in which Executive participates shall be subject to the terms of: (i) the Bank’s recoupment policy as in effect on the Effective Date or any other policy adopted thereafter by the Board of Directors of the Bank or the Compensation Committee thereof in order to comply with any applicable law, regulation, order, stock exchange listing requirement, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder (or any policy of the Bank adopted pursuant to any such law, government regulation, order or stock exchange listing requirement); and (ii) any clawback or forfeiture provisions in the Bank’s incentive compensation plans in which Executive participates or the award agreements with respect to Executive’s awards thereunder.

(f) The Bank may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by or on behalf of the Bank.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank of Executive’s full-time employment hereunder for any reason other than a termination governed by Section 5(a) hereof, or Termination for Cause, as defined in Section 7 hereof; (ii) Executive’s resignation from the Bank’s employ for “Good Reason,” which shall mean without Executive’s consent (A) a material reduction of Executive’s authority, duties or responsibilities with respect to the Bank, including the failure to elect or reelect or to appoint or reappoint Executive as [TITLE]; (B) a material reduction of Executive’s target cash compensation; (C) a material change in the geographic location at which Executive must perform his services to the Bank; or (D) a material breach of this Agreement. Upon the occurrence of any event described in clauses (A) through (D) above constituting “Good Reason,” Executive shall have the right to elect to terminate his employment by resignation within six months after initial existence of the event giving rise to said right to resign; provided that within 30 days after the initial existence of the basis for resignation Executive has provided the Bank written notice of the circumstances providing the basis for resigning on account of “Good Reason” and the Bank has failed to remedy such circumstances within 30 days after receiving such notice. A resignation by Executive without complying with the notice and opportunity to remedy provisions in this Agreement shall not constitute a resignation for “Good Reason” for any purpose of this Agreement.

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be an amount equal to the greater of (i) the amount of the remaining payments that Executive would have earned if he had continued his employment with the Bank during the remaining term of this Agreement at Executive’s Base Salary at the Date of Termination (or, if the Event of Termination is attributable to a reduction in Executive’s Base Salary, then the Base Salary in effect before such reduction); or (ii) Executive’s annual Base Salary at the Date of Termination; provided, however, that any payments pursuant to this subsection and subsection 4(c) below, shall not, in the aggregate, exceed three times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years. Such payments shall be made in a lump sum within five business days of Executive’s Date of Termination, subject to delayed payment pursuant to Section 24 hereof, if applicable. Any such payment may also be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank or the Holding Company for Executive prior to his termination at no premium cost to Executive, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees. Such coverage shall cease upon the later of (i) the expiration of the remaining term of this Agreement or (ii) the end of the month of the first anniversary of Executive’s Date of Termination. If the provision of any of the benefits covered by this Section 4(c) would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively the “Excluded Benefits”), and in lieu of the Excluded Benefits the Bank will pay to Executive, in a lump sum within thirty business days following termination of employment or thirty business days after such determination, should it occur after termination of employment, a cash amount equal to the cost to the Bank of providing the Excluded Benefits. Such lump sum payment will be subject to delayed payment pursuant to Section 24 hereof, if applicable.

5.	CHANGE IN CONTROL.

(a) For purposes of this Agreement, a “Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii)

results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act or the Rules and Regulations promulgated by the Office of the Comptroller of the Currency or its predecessor agency (collectively, the “OCC” or the “Comptroller”), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OCC, the Board shall substitute its judgment for that of the OCC); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 25% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company; or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods; or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding

(b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to: (i) Executive’s dismissal other than a Termination for Cause, as defined herein, or (ii) Executive’s resignation for “Good Reason” as defined in Section 4(a).

(c) Upon Executive’s entitlement to benefits pursuant to Section 5(b), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the greater of: (i) the payments due for the remaining term of the Agreement; or (ii) two (2) times Executive’s average annual compensation for the five (5) taxable years preceding the taxable year in which the Date of Termination occurs or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five (5) years. Such average annual compensation shall include Base Salary, commissions, bonuses, contributions on Executive’s behalf to any pension and/or profit sharing plan, severance payments, retirement payments, directors or committee fees, fringe benefits paid or to be paid to Executive in any such year, and payment of expense items without accountability or business purpose or that do not meet the IRS requirements for deductibility by the Bank. Such payment shall be made in a lump sum within five business days of the date Executive becomes entitled to benefits pursuant to Section 5(b), subject to delayed payment pursuant to Section 24 hereof, if applicable. Any such payment may also be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation. Such payment shall not be reduced in the event Executive obtains other employment following termination of employment.

(d) Upon Executive’s entitlement to benefits pursuant to Section 5(b), the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance at no premium cost to Executive, except to the extent that such coverage may be changed in its application for all Bank employees on a non-discriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination. If the provision of any of the benefits covered by this Section 5(d) would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively the “Excluded Benefits”), and in lieu of the Excluded Benefits the Bank will pay to Executive, in a lump sum within thirty business days following termination of employment or thirty business days after such determination, should it occur after termination of employment, a cash amount equal to the cost to the Bank of providing the Excluded Benefits. Such cash payment will be subject to delayed payment pursuant to Section 24 hereof, if applicable.

6.	CHANGE OF CONTROL RELATED PROVISIONS.

Notwithstanding the provisions of Section 5, in the event that:

(a) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and

(b) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Bank.

7.	TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable, nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8.	NOTICE.

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event Executive is terminated for reasons other than Termination for Cause the Bank will continue to pay Executive his Base Salary in effect when the notice giving rise to the dispute was given until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.	POST-TERMINATION OBLIGATIONS.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 and Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Bank. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.	NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION.

(a) During the term of this Agreement and for a period of twelve (12) months from and after the date that Executive is (for any reason) no longer employed by the Bank or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, whichever is longer, Executive agrees not to compete with the Bank in any city, town or county in which Executive’s normal business office is located and the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. It is understood that if the Executive is employed hereunder through the expiration of the term of this Agreement, this subsection (a) and subsection (c) below shall not apply.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to the OCC and the Federal Deposit Insurance Corporation (“FDIC”) pursuant to a formal regulatory request.

(c) During the term of this Agreement and for a period of twelve (12) months from and after the date that Executive is (for any reason) no longer employed by the Bank or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, whichever is longer, Executive covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) solicit, or assist any other person or business entity in soliciting, any depositors, borrowers or other customers of the Bank or its subsidiaries to make deposits in or to become customers of any other financial institution offering banking and financial products and services substantially similar to those offered by the Bank or its subsidiaries on any date on which the conduct at issue occurs; or (ii) induce any individuals to terminate their employment with the Bank or any of its subsidiaries if those individuals provide, or have provided during all or part of the covenant period described in this Section 10, accounting, credit, lending, information technology, account management or personal banking services for the Bank or any of its subsidiaries or any other types of services that give those individuals significant contact with or knowledge of the customer base of the Bank or any of its subsidiaries.

(d) The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach or threatened breach of this Section 10, agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive (without the requirement of posting any bond). Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE OF PAYMENTS.

(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company. To the extent any obligation of the Bank herein is found to be impermissible, violate any law or regulation or be an unsafe or unsound banking practice, such obligation shall be deemed an independent obligation of the Holding Company, and the Holding Company shall perform such obligation.

(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under any Employment Agreement in effect or later entered into between the Executive and the Holding Company (the “Holding Company Agreement”), such compensation payments and benefits paid by the Holding Company will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Holding Company Agreement shall be allocated in proportion to the services rendered and time expended on such activities by Executive as determined by the Holding Company and the Bank on a quarterly basis.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank or the Holding and Executive, including without limitation the Change in Control Agreements entered into between the Bank and the Holding Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided or any restrictive covenant binding upon the Executive, including those contained in the Stock Award Agreements between the Holding Company and the Executive (which shall be in addition to those contained herein). No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits provided under any other agreement or plan with the Bank or the Holding Company than those available to him without reference to this Agreement.

13.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	REQUIRED PROVISIONS.

(a) The Bank’s Board of Directors may terminate Executive’s employment at any time, but any termination by the Bank’s Board of Directors, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in. the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller (or his designee), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Comptroller (or his designee) at the time the Comptroller (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k), 12 C.F.R. §145.121 and 12 C.F.R. Part 359 and any rules and regulations promulgated thereunder.

16.	REINSTATEMENT OF BENEFITS UNDER SECTION 15(b).

In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 15(b) hereof (the “Notice”) during the term of this Agreement, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank’s receipt of a dismissal of charges in the Notice.

17.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

18.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.	GOVERNING LAW.

The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

20.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21.	PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

22.	INDEMNIFICATION.

(a) The Bank or the Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and the Bank and the Holding Company shall indemnify, defend with counsel, advance and hold harmless Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law with respect to the Bank and Delaware law with respect to the Holding Company against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank, the Holding Company or any other subsidiary thereof (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

(b) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 C.F.R.§§145.121 and 359.5 and any rules or regulations promulgated thereunder.

23.	SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

24.	APPLICATION OF SECTION 409A OF THE CODE.

(a) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section shall control over any contrary provisions of this Agreement.

(b) In the event Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then (i) amounts payable in connection with Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months thereafter (or if earlier, the date of Executive’s death) and (ii) with respect to medical and welfare benefits, Executive shall be entitled to bear the cost of such benefits for six months following such termination date, after which time the Bank shall continue to provide such benefits for the period they would otherwise have been provided, commencing from the six month anniversary of Executive’s termination date.

(c) Payments and benefits hereunder upon Executive’s termination or severance of employment with the Bank that constitute deferred compensation under Code Section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code Section 409A (subject to a possible six-month delay pursuant to Subsection (b) above).

(d) For purposes of Code Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments so that each payment hereunder is designated as a separate payment for purposes of Code Section 409A.

(e) All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Sections 3, 21 and 22, shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) References in this Agreement to Code Section 409A include both that section of the Code itself and any guidance promulgated thereunder.

SIGNATURES

IN WITNESS WHEREOF, OceanFirst Bank and OceanFirst Financial Corp. have caused this Agreement to be executed and seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the     day of August, 2015.

ATTEST:	OCEANFIRST BANK

By:
Secretary		For Entire Board of Directors

[SEAL]

ATTEST:	OCEANFIRST FINANCIAL CORP.

(Guarantor)

By:
Secretary		For Entire Board of Directors

[SEAL]

WITNESS:

Executive